Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2022 Employment Inducement Incentive Plan of Arcutis Biotherapeutics, Inc. of our reports dated February 25, 2026, with respect to the consolidated financial statements of Arcutis Biotherapeutics, Inc. and the effectiveness of internal control over financial reporting of Arcutis Biotherapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Los Angeles, California
April 21, 2026